Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2025 RESULTS

New York, NY – August 6, 2025– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the second quarter 2025.

HIGHLIGHTS & RECENT DEVELOPMENTS

Quarterly Results:

•	Net income for the second quarter of 2025 was $62 million, or $1.25 per diluted share.

•	Adjusted net income(1), defined as net income excluding special items, for the second quarter of 2025 was $50 million, or $1.02 per diluted share, which excludes a gain on vessel sales in connection with the fleet optimization described below.

•	Adjusted EBITDA(1) for the second quarter or 2025 was $102 million.

Fleet Optimization Program:

•	Sold or agreed to sell six vessels with an average age of 17.5 years. Two 2007-built MRs were sold at the end of the second quarter for proceeds of $28 million, net of fees and commissions. The remaining four vessels, three 2008-built MRs and one 2006-built LR1, are expected to deliver during the third quarter for proceeds of approximately $57 million.

•	Agreed to purchase 2020-built scrubber-fitted VLCC for $119 million, delivering during the fourth quarter.

Healthy Balance Sheet:

•	Total liquidity was approximately $709 million as of June 30, 2025, including cash of $149 million and $560 million undrawn revolving credit capacity.

•	Repaid $36 million in outstanding revolving credit facilities.

•	Net loan-to-value remained low at approximately 14% as of June 30, 2025.

•	Secured a $240 million financing commitment for our LR1 newbuildings through a Korean export agency-backed structure with DNB Bank and K-SURE. Closing is expected in August 2025, subject to finalization of documentation. Funds to be drawn at each vessel’s delivery. The structure includes two tranches, combining for a 20-year amortization profile and a blended margin of 125 basis points over a 12-year stated maturity.

Returns to Shareholders:

•	Paid a combined $0.60 per share in regular and supplemental dividends in June 2025.

•	Declared a combined dividend of $0.77 per share to be paid in September 2025, representing 75% of adjusted net income(1).

•	23rd consecutive quarterly dividend and 4th consecutive quarter with a payout ratio of at least 75%.

Lois K. Zabrocky, International Seaways President and CEO commented, “We continue to make meaningful progress in executing our disciplined capital allocation strategy by selling six of our oldest vessels and purchasing modern tonnage, strengthening our balance sheet and returning cash to shareholders. Since instituting our supplemental dividends in the fourth quarter of 2022, Seaways dividends aggregate to $15.25 per share, including our June declared dividend, which equates to an annualized yield of nearly 14% on our market capitalization over that period. Our balance sheet has the strength to withstand the volatility of the tanker markets, and combined with our enhanced scale through pool employment, the Company is well positioned to continue executing on fleet renewal and delivering long-term value to shareholders.”

Ms. Zabrocky continued, “While the current geopolitical environment continues to create uncertainty for the global economy and tanker markets, we expect oil demand to continue to grow in the near term, supported by production growth from both the Americas and OPEC+. Oil inventories and strategic reserves remain well below their historical levels. We expect these factors to create regional imbalances, growing distances between production, processing and end-user consumption, that support demand for seaborne transportation. Tanker supply may decline as the vessels delivering into the fleet is only 30% of the vessels expected to be removed from the compliant trade.”

Jeff Pribor, the Company’s CFO stated, “Seaways continues to deliver on its commitment to balanced capital allocation. During the quarter, we sold two older vessels, realizing annualized returns of nearly 50% since acquiring them in 2021. Over the past year, we have returned 75% or more of our adjusted net income to shareholders through dividends. We also secured attractive financing for our LR1 newbuildings that begin delivering in the third quarter. Importantly, we maintain our financial strength and flexibility, with over $560 million of undrawn revolving capacity, to support our growth platform and enable us to navigate through the tanker cycle. With over $700 million in total liquidity, we are positioned to capitalize on strategic opportunities that enhance our fleet while optimizing returns to shareholders.”

SECOND QUARTER 2025 RESULTS

Net income for the second quarter of 2025 was $62 million, or $1.25 per diluted share, compared to net income of $145 million, or $2.91 per diluted share, for the second quarter of 2024. The decrease in results was primarily driven by lower TCE revenues(1) from spot earnings of approximately $13,000 per day across the total fleet and lower gains on vessel sales.

Shipping revenues for the second quarter were $196 million, compared to $257 million for the second quarter of 2024. Consolidated TCE revenues(1) for the second quarter were $189 million, compared to $252 million for the second quarter of 2024.

Adjusted EBITDA(1) for the second quarter was $102 million, compared to $167 million for the second quarter of 2024.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $104 million for the second quarter of 2025, compared to $125 million for the second quarter of 2024. TCE revenues(1) were $99 million for the second quarter, compared to $121 million for the second quarter of 2024. This decrease was attributable to average spot earnings of the VLCC, Suezmax and Aframax sectors of approximately $39,300, $36,800 and $30,700 per day, respectively, compared with approximately $46,400, $45,000 and $31,500 per day, respectively, during the second quarter of 2024.

Product Carriers

Shipping revenues for the Product Carriers segment were $92 million for the second quarter of 2025, compared to $132 million for the second quarter of 2024. TCE revenues(1) were $90 million for the second quarter of 2025, compared to $131 million for the second quarter of 2024. The decrease is primarily attributable average spot earnings in the LR1 and MR classes of approximately $32,800 and $18,900 per day, respectively, compared with approximately $53,000, and $35,000 per day, respectively in the second quarter of 2024.

FLEET OPTIMIZATION PROGRAM

During the second quarter of 2025, the Company sold two 2007-built vessels for net proceeds of approximately $28 million. In the third quarter, another four vessels are expected to be sold for aggregate gross proceeds of approximately $57 million.

In August 2025, the Company agreed to purchase a 2020-built, scrubber-fitted VLCC for $119 million that is expected to deliver during the fourth quarter of 2025. The vessel purchase is expected to be funded by proceeds from vessel sales and available liquidity.

In the first quarter of 2025, the Company concluded a vessel swap to exchange two of our oldest VLCCs and $3 million in cash for three 2015-built MRs through a series of individual vessel sales and purchase agreements with the same counterparty. Due to the timing of the transactions, the Company received net proceeds during the first quarter of 2025 of $50 million and paid $53 million in the fourth quarter of 2024.

As of July 1, 2025, the Company has 14 vessels on time charter agreements with an average duration of 1.7 years and total future contracted revenues through expiry of approximately $261 million, excluding any applicable profit share.

The Company has contracts to build six scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd at a total price of approximately $359 million. As of June 30, 2025, the Company has approximately $300 million in remaining construction commitments, which are expected to be paid through a combination of long-term financing and available liquidity. The vessels are contracted to be delivered beginning in the third quarter of 2025 through the third quarter of 2026. These vessels are expected to deliver into our niche Panamax International Pool, which has consistently outperformed the market.

BALANCE SHEET ENHANCEMENTS

In the first half of 2025, the Company repaid $117 million on its revolving credit facilities, composed of $69 million, primarily borrowed for timing differences in connection with the vessel swap and $48 million to offset capacity reductions in our revolving credit facilities.

During July 2025, the Company repaid $27 million outstanding on its revolving credit facilities.

In April 2025, the Company tendered an irrevocable notice of its intention to exercise purchase options on its sale leaseback arrangements with Ocean Yield Lease Financing, secured by six VLCCs. The aggregate outstanding will be $258 million at the time of payment in November 2025. While the Company is exploring financing alternatives, it can draw on its $560 million in available revolving credit facilities to fully fund those purchase options. In accordance with applicable accounting guidelines, the Company is required to classify the outstanding balance of the Ocean Yield Lease Financing at June 30, 2025, net of unamortized deferred financing charges, aggregating $267 million, within the current portion of debt.

RETURNING CASH TO SHAREHOLDERS

In June 2025, the Company paid a combined dividend of $0.60 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.48 per share.

On August 5, 2025, the Company’s Board of Directors declared a combined dividend of $0.77 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.65 per share of common stock. Both dividends will be paid on September 24, 2025, to shareholders with a record date at the close of business on September 10, 2025.

The Company currently has $50 million authorized under its share repurchase program, which expires at the end of 2025.

(1)  This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its second quarter 2025 results at 9:00 a.m. Eastern Time on Wednesday, August 6, 2025. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 323370. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until August 13, 2025, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 945806.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 79 vessels, including 11 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 12 LR1s (including six newbuildings), and 38 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2024 for the Company, the Form 10-Q for the first quarter and second quarters of 2025, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$148,772	$207,681	$286,368	$433,963
Time and bareboat charter revenues	36,729	31,139	72,586	62,188
Voyage charter revenues	10,140	18,589	20,081	35,659
Total Shipping Revenues	195,641	257,409	379,035	531,810

Operating Expenses:
Voyage expenses	6,819	5,561	11,871	9,034
Vessel expenses	67,421	67,840	134,449	131,221
Charter hire expenses	9,627	6,948	18,772	13,596
Depreciation and amortization	41,349	36,517	81,054	70,670
General and administrative	12,165	11,985	25,382	24,083
Other operating expenses	122	1,454	217	1,730
Third-party debt modification fees	-	168	-	168
Gain on disposal of vessels and other assets, net	(11,229)	(27,852)	(21,250)	(27,903)
Total operating expenses	126,274	102,621	250,495	222,599
Income from vessel operations	69,367	154,788	128,540	309,211
Other income	2,040	2,360	3,884	5,314
Income before interest expense	71,407	157,148	132,424	314,525
Interest expense	(9,761)	(12,425)	(21,213)	(25,312)
Net income	$61,646	$144,723	$111,211	$289,213

Weighted Average Number of Common Shares Outstanding:
Basic	49,323,071	49,387,193	49,315,304	49,180,019
Diluted	49,476,481	49,721,858	49,502,691	49,550,928

Per Share Amounts:
Basic net income per share	$1.25	$2.93	$2.25	$5.88
Diluted net income per share	$1.25	$2.91	$2.25	$5.83

Consolidated Balance Sheets

($ in thousands)

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$148,807	$157,506
Voyage receivables	150,210	185,521
Other receivables	19,734	13,771
Inventories	522	1,875
Prepaid expenses and other current assets	11,881	15,570
Current portion of derivative asset	1,240	2,080
Total Current Assets	332,394	376,323

Vessels and other property, less accumulated depreciation	1,961,517	2,050,211
Vessels construction in progress	62,734	37,020
Deferred drydock expenditures, net	101,554	90,209
Operating lease right-of-use assets	12,462	21,229
Pool working capital deposits	35,859	35,372
Long-term derivative asset	99	801
Other assets	16,596	25,232
Total Assets	$2,523,215	$2,636,397

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$55,008	$66,264
Current portion of operating lease liabilities	7,874	14,617
Current installments of long-term debt	287,451	50,054
Total Current Liabilities	350,333	130,935
Long-term operating lease liabilities	6,598	8,715
Long-term debt	259,804	638,353
Other liabilities	6,701	2,346
Total Liabilities	623,436	780,349

Equity:
Total Equity	1,899,779	1,856,048
Total Liabilities and Equity	$2,523,215	$2,636,397

Consolidated Statements of Cash Flows

($ in thousands)

	Six Months Ended June 30,
	2025	2024
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$111,211	$289,213
Items included in net income not affecting cash flows:
Depreciation and amortization	81,054	70,670
Amortization of debt discount and other deferred financing costs	1,966	2,059
Stock compensation	3,790	3,633
Other – net	206	(433)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(21,250)	(27,903)
Payments for drydocking	(43,451)	(24,425)
Insurance claims proceeds related to vessel operations	871	888
Changes in operating assets and liabilities	21,329	10,679
Net cash provided by operating activities	155,726	324,381
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(100,878)	(202,875)
Security deposits returned for vessel exchange transactions	5,000	—
Proceeds from disposal of vessels and other property, net	143,167	48,043
Expenditures for other property	(553)	(801)
Investments in short-term time deposits	—	(75,000)
Proceeds from maturities of short-term time deposits	—	135,000
Pool working capital deposits	(250)	(782)
Net cash provided by/(used in) investing activities	46,486	(96,415)
Cash Flows from Financing Activities:
Borrowings on revolving credit facilities	20,000	50,000
Repayments on revolving credit facilities	(137,200)	—
Repayments of debt	—	(39,851)
Payments on sale and leaseback financing	(24,639)	(24,325)
Payments of deferred financing costs	(87	(5,759)
Cash dividends paid	(64,115)	(151,595)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(4,870)	(7,055)
Net cash used in financing activities	(210,911)	(178,585)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(8,699)	49,381
Cash and cash equivalents at beginning of year	157,506	126,760
Cash and cash equivalents at end of period	$148,807	$176,141

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2025 and the comparable period of 2024. The information in these tables excludes commercial pool fees/commissions averaging approximately $847 and $858 per day for the three months ended June 30, 2025 and 2024, respectively.

	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC (a)
Average TCE Rate	$39,303	$38,809		$46.350	$37,339
Number of Revenue Days	644	273	917	828	273	1,101
Suezmax
Average TCE Rate	$36,830	$33,791		$45,045	$21,044
Number of Revenue Days	1,106	53	1,159	1,001	182	1,183
Aframax
Average TCE Rate	$30,747	$38,496		$31,450	$38,500
Number of Revenue Days	273	83	356	190	91	281
Total Crude Tankers Revenue Days	2,024	409	2,433	2,019	546	2,565
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,500		$55,485	$-
Number of Revenue Days	-	91	91	58	-	58
Panamax (LR1)
Average TCE Rate	$32,802	$-		$53,066	$-
Number of Revenue Days	702	-	702	506	-	506
MR
Average TCE Rate	$18,941	$21,445		$35,007	$21,553
Number of Revenue Days	2,624	720	3,344	2,597	508	3,105
Total Product Carriers Revenue Days	3,326	811	4,137	3,161	508	3,669
Total Revenue Days	5,350	1,220	6,570	5,180	1,054	6,234

(a) In May 2025, the 2010-built Seaways Raffles delivered into the Tankers International 15-plus pool, which is excluded from the average spot TCE rate presented in the table above. If the 15-plus pool was included, the average VLCC TCE spot rate would be $38,403 per day on 704 revenue days.

Revenue days in the above table exclude days related to full service lighterings and certain of the Company’s vessels that were employed in transitional voyages.

During the 2025 and 2024 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of June 30, 2025, INSW’s fleet totaled 81 vessels, of which 67 were owned and 14 were chartered in.

			Total at June 30, 2025
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	2	9	11	3,317,858
Suezmax	13	-	13	2,061,754
Aframax	4	-	4	452,375
Crude Tankers	19	9	28	5,831,987

LR2	1	0	1	112,691
LR1	6	1	7	521,096
MR	35	4	39	1,951,498
Product Carriers	42	5	47	2,585,285

Total Operating Fleet	61	14	75	8,417,272

Newbuild Fleet
LR1	6	-	6	441,600

Total Newbuild Fleet	6	-	6	441,600

Total Operating and Newbuild Fleet	67	14	81	8,858,872

(1)  Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

Adjusted Net Income

Adjusted net income consists of net income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the condensed consolidated statement of operations, to adjusted net income:

	Three Months June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Net income	$61,646	$144,723	$111,211	$289,213
Third-party debt modification fees	-	168	-	168
Gain on disposal of vessels and other assets, net	(11,229)	(27,852)	(21,250)	(27,903)
Provision for settlement of multi-employer pension plan obligations	-	975	-	975
Adjusted net income	$50,417	$118,014	$89,961	$262,453

Weighted average shares outstanding (diluted)	49,476,481	49,721,858	49,502,691	49,550,928
Adjusted net income per diluted share	$1.02	$2.37	$1.82	$5.30

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Net income	$61,646	$144,723	$111,211	$289,213
Interest expense	9,761	12,425	21,213	25,312
Depreciation and amortization	41,349	36,517	81,054	70,670
EBITDA	112,756	193,665	213,478	385,195
Third-party debt modification fees	-	168	-	168
Gain on disposal of vessels and other assets, net	(11,229)	(27,852)	(21,250)	(27,903)
Provision for settlement of multi-employer pension plan obligations	-	975	-	975
Adjusted EBITDA	$101,527	$166,956	$192,228	$358,435

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the condensed consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Time charter equivalent revenues	$188,822	$251,848	$367,164	$522,776
Add: Voyage expenses	6,819	5,561	11,871	9,034
Shipping revenues	$195,641	$257,409	$379,035	$531,810